Exhibit 99.1

April 29, 2016

Earnings Report

March 31, 2016

Dear Shareholders:

We are pleased to announce your company reached record total assets and enjoyed a 21% increase in net income compared to prior year. Total assets were $990.8 million compared to $855.2 million as of March 31, 2016 and 2015, respectively. Quarter to date net income was $1.84 million in the first quarter of 2016 compared to $1.52 million in the same period as prior year. Quarter to date diluted earnings per share was $0.61 in the first quarter of 2016 compared to $0.56 during the same period last year, reflecting a 9% increase.

The increase in total assets of $135.6 million or 16% from prior year reflects the merger with Madison Bank in July of 2015 as well as organic growth from our existing branches. Components of the change include an increase in net loans of $96.3 million or 18%, an increase in investment securities of $23.5 million or 10%, and an increase in total deposits of $111.1 million or 17%.

The increase in quarterly net income is primarily due to higher net interest income associated with loan and investment growth, and higher non-interest income due to higher gains on sale of loans and securities available for sale. These increases were partially offset by higher non-interest expense due to higher compensation expense associated with the additional full time employees, compared to prior year and higher tax expense due to higher gross income in 2016.

The national and statewide economies continue to improve but the global economy remains uncertain. Our industry continues to face challenges including narrowing interest rate spreads, heightened competition, and increased regulations. Political conditions in our state and nation are currently contentious and the outcome of certain races may result in additional regulation within our industry. This cumulative environment exerts continued potential downward pressure on revenues and upward pressure on costs.

Despite the challenges in our industry, we are pleased with the results of the first quarter of 2016 and believe we are well positioned for a strong year. As always, we will continue to explore opportunities for profitable growth and efficiency improvements to accomplish what is in the long term best interest of our shareholders, customers, and employees. As a recent example we launched our newest product this month, BusinessBoost. It is a business line of credit that is available exclusively online, which dramatically speeds up the time for approval and funding and will help our business customers meet their cash flow needs faster. Interested businesses can go to businessboost.kybank.com to apply. Like many of our other recent product and service offerings, it is directed toward providing Premier Customer Service.

Thank you for your continued support and we look forward to the remainder of the year.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	3/31/2016	3/31/2015	Change

Assets
Cash & Due From Banks	$25,387	$16,771	51.4%
Interest Bearing Time Deposits	4,629	1,280	261.6
Securities	270,393	246,861	9.5
Trading Assets	5,612	5,370	4.5
Loans Held for Sale	1,634	776	110.6
Loans	635,783	538,305	18.1
Reserve for Loan Losses	7,147	6,012	18.9
Net Loans	628,636	532,293	18.1
Federal Funds Sold	1,667	398	318.8
Other Assets	52,876	51,460	2.8
Total Assets	$990,834	$855,209	15.9%

Liabilities & Stockholders' Equity
Deposits
Demand	$208,715	$176,743	18.1%
Savings & Interest Checking	347,624	294,169	18.2
Certificates of Deposit	209,603	183,957	13.9
Total Deposits	765,942	654,869	17.0
Repurchase Agreements	26,296	12,457	111.1
Other Borrowed Funds	98,243	101,002	(2.7)
Other Liabilities	7,460	8,939	(16.5)
Total Liabilities	897,941	777,267	15.5
Stockholders' Equity	92,893	77,942	19.2
Total Liabilities & Stockholders' Equity	$990,834	$855,209	15.9%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Three Months Ending
			Percentage
	3/31/2016	3/31/2015	Change
Interest Income	$9,098	$7,731	17.7%
Interest Expense	1,089	968	12.5
Net Interest Income	8,009	6,763	18.4
Loan Loss Provision	375	300	25.0
Net Interest Income After Provision	7,634	6,463	18.1
Other Income	2,747	2,270	21.0
Other Expenses	8,328	7,217	15.4
Income Before Taxes	2,053	1,516	35.4
Income Taxes	216	1	21500.0
Net Income	$1,837	$1,515	21.3%
Net Change in Unrealized Gain (Loss) on Securities	2,387	937	154.7
Comprehensive Income (Loss)	$4,224	$2,452	72.3%

Selected Ratios
Return on Average Assets	0.74%	0.70%
Return on Average Equity	8.07	7.64

Earnings Per Share	$0.61	$0.56
Earnings Per Share - assuming dilution	0.61	0.56
Cash Dividends Per Share	0.27	0.26
Book Value Per Share	31.01	29.24

Market Price	High	Low	Close
First Quarter '16	$29.65	$26.01	$26.80
Fourth Quarter '15	30.19	29.54	29.65